Supplement dated December 29, 2006
To PROSPECTUS SUPPLEMENT dated December 28, 2006
(To Prospectus dated November 13, 2006)

$624,554,370 (Approximate)
LEHMAN MORTGAGE TRUST
Mortgage Pass-Through Certificates, Series 2006-9

Lehman Brothers Holdings Inc.	Aurora Loan Services LLC
Sponsor and Seller	Master Servicer
Lehman Mortgage Trust 2006-9	Structured Asset Securities Corporation
Issuing Entity	Depositor

As provided in the Trust Agreement, the Class B4 Certificates will be entitled to Additional Interest (as defined below), notwithstanding that its Class Principal Amount has been reduced to zero. Such amounts will be distributed in the same order of priority as if they constituted a distribution of Accrued Certificate Interest.

“Additional Interest” for the Class B4 Certificates on any Distribution Date after its Class Principal Amount has been reduced to zero will equal the product of (1) 12.5031741823% and (2) the sum of (a) 0.72% per annum of the Class Principal Amount of the Class M-1A Certificates, (b) 0.37% per annum of the Class Principal Amount of the Class M-1B Certificates, (c) 0.37% per annum of the Class Principal Amount of the Class B1 Certificates and (d) 0.37% per annum of the Class Principal Amount of the Class B2 Certificates.

Capitalized terms used but not defined in this supplement have the meanings given to them in the Prospectus Supplement.

Underwriter:
LEHMAN BROTHERS
December 29, 2006